EXHIBIT 99(a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

including the Associated Preferred Share Purchase Rights

of

Sybase, Inc.

at

$65.00 Per Share

by

Sheffield Acquisition Corp.

a wholly-owned subsidiary of

SAP America, Inc.

a wholly-owned subsidiary of

SAP AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 P.M., NEW YORK CITY

TIME, ON THURSDAY, JULY 1, 2010, UNLESS THE OFFER IS EXTENDED.

May 26, 2010

To Our Clients:

Enclosed for your consideration is an offer to purchase, dated May 26, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”), relating to an offer by Sheffield Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of SAP America, Inc., a Delaware corporation (“SAP America”) and an indirectly wholly-owned subsidiary of SAP AG, a stock corporation organized under the laws of the Federal Republic of Germany (“SAP AG”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Sybase Common Stock”), including the associated rights to purchase shares of Series A Participating Preferred Stock (the “Company Rights”) issued pursuant to the Preferred Stock Rights Agreement, dated as of July 31, 2002, as amended, by and between Sybase, Inc., a Delaware corporation (“Sybase”), and American Stock Transfer and Trust Company (together with the Sybase Common Stock, the “Shares”), of Sybase, at a price of $65.00 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Holders of Shares whose certificates representing such Shares (“Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1.	The Offer price is $65.00 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes.

2.	The Offer is made for all issued and outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 12, 2010 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among SAP America, the Purchaser and Sybase. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will be merged with and into Sybase (the “Merger”), with Sybase continuing as the surviving corporation and a wholly-owned subsidiary of SAP America.

4.	The Sybase board of directors has unanimously (i) determined that transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, Sybase and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of Sybase accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement and approve the Merger.

5.	The Offer and withdrawal rights will expire at 9:00 p.m., New York City time, on Thursday, July 1, 2010, unless the Offer is extended.

6.	Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

7.	There is no financing condition to the Offer. The Offer is conditioned upon, among other things, (1) the satisfaction of the Minimum Condition (as described below), (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the European Commission pursuant to the Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union, and (3) since May 12, 2010, no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred. The term “Minimum Condition” is defined in the Offer to Purchase and generally requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, considered together with the Shares, if any, directly or indirectly owned by SAP America or the Purchaser or with respect to which SAP America or the Purchaser otherwise has direct or indirect voting power, represents (i) at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis) and (ii) no less than a majority of the voting power of the shares of capital stock of Sybase then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment. For purposes of determining whether the Minimum Condition has been satisfied, the term “Fully Diluted Basis” means, as of any date, the number of Shares outstanding, plus the number of shares of Sybase Common Stock underlying outstanding stock options, rights or other obligations under Sybase’s employee benefit plans, and warrants, options or other securities convertible or exchangeable into or exercisable for Shares or shares of Sybase Common Stock (but excluding for this purpose (a) stock options and stock appreciation rights to be canceled in accordance with the Merger Agreement as of the time the Purchaser accepts for payment Shares tendered pursuant to the Offer and (b) shares of Sybase Common Stock issuable upon conversion of Sybase’s 3.5% Convertible Senior Notes due 2029; and provided that, unless exercisable, shares of Sybase Common Stock issuable with respect to the Company Rights shall be excluded from such number). The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14—“Conditions of the Offer” of the Offer to Purchase.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Offer will not be made to, nor will the Purchaser accept tenders from or on behalf of, Sybase stockholders in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Barclays Capital Inc., the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

and the Associated Preferred Share Purchase Rights

of

Sybase, Inc.

by

Sheffield Acquisition Corp.

a wholly-owned subsidiary

of

SAP America, Inc.

an indirectly wholly-owned subsidiary

of

SAP AG

at

$65.00 Per Share

The undersigned acknowledge(s) receipt of your letter enclosing the offer to purchase, dated May 26, 2010 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), pursuant to an offer by Sheffield Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of SAP America, Inc., a Delaware corporation (“SAP America”) and an indirectly wholly-owned subsidiary of SAP AG, a stock corporation organized under the laws of the Federal Republic of Germany (“SAP AG”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Sybase Common Stock”), including the associated rights to purchase shares of Series A Participating Preferred Stock issued pursuant to the Preferred Stock Rights Agreement, dated as of July 31, 2002, as amended, by and between Sybase, Inc., a Delaware corporation (“Sybase”), and American Stock Transfer and Trust Company (together with the Sybase Common Stock, the “Shares”), of Sybase, at a price of $65.00 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned.

Account Number:

Number of Shares to be Tendered*:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:                              , 2010

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

(Area Code) Telephone No.

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.